EXHIBIT 99.2

PIEDMONT®
OFFICE REALTY TRUST

PNC
CITY
HALL

Q1 2022

Supplemental Information

Piedmont Office Realty Trust, Inc.
Quarterly Supplemental Information

Notice to Readers:
Please refer to page 40 for a discussion of important risks related to the business of Piedmont Office Realty Trust, Inc., as well as an investment in its securities, including risks that could cause actual results and events to differ materially from results and events referred to in the forward-looking information. Considering these risks, uncertainties, assumptions, and limitations, the forward-looking statements about leasing, financial operations, leasing prospects, acquisitions, dispositions, etc. contained in this quarterly supplemental information report may differ from actual results.

Certain prior period amounts have been reclassified to conform to the current period financial statement presentation. In addition, many of the schedules herein contain rounding to the nearest thousands or millions and, therefore, the schedules may not total due to this rounding convention.
To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this report contains certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI, Property NOI, EBITDAre and Core EBITDA. Definitions and reconciliations of these non-GAAP measures to their most comparable GAAP metrics are included beginning on page 33. Each of the non-GAAP measures included in this report has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this report may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this report from time to time in light of its then existing operations.

Piedmont Office Realty Trust, Inc.
Corporate Data

Piedmont Office Realty Trust, Inc. (also referred to herein as "Piedmont" or the "Company") (NYSE: PDM) is an owner, manager, developer, redeveloper and operator of high-quality, Class A office properties located primarily in the Sunbelt. The Company is a fully-integrated, self-managed real estate investment trust ("REIT") with local management offices in each of its markets and is investment-grade rated by Standard & Poor’s and Moody’s. The Company was designated an Energy Star Partner of the Year for 2021, and it is the only office REIT headquartered in the Southeast to receive that designation. At the end of the first quarter of 2022, approximately 84% of the Company's portfolio was Energy Star certified and approximately 47% was LEED certified. Piedmont is headquartered in Atlanta, GA.

This data supplements the information provided in our reports filed with the Securities and Exchange Commission and should be reviewed in conjunction with such filings.

	As of	As of
	March 31, 2022	December 31, 2021
Number of consolidated in-service office properties (1)	52	55
Rentable square footage (in thousands) (1)	16,126	17,051
Percent leased (2)	87.0%	85.5%
Capitalization (in thousands):
Total debt - principal amount outstanding (excludes premiums, discounts, and deferred financing costs)	$1,681,000	$1,890,000
Equity market capitalization (3)	$2,123,757	$2,262,150
Total market capitalization (3)	$3,804,757	$4,152,150
Total debt / Total market capitalization (3)	44.2%	45.5%
Average net debt to Core EBITDA - quarterly	5.9 x	6.0 x
Average net debt to Core EBITDA - trailing twelve months	5.8 x	5.7 x
Total debt / Total gross assets	34.6%	37.1%
Common stock data:
High closing price during quarter	$19.67	$19.37
Low closing price during quarter	$16.16	$17.11
Closing price of common stock at period end	$17.22	$18.38
Weighted average fully diluted shares outstanding during quarter (in thousands)	123,510	124,412
Shares of common stock issued and outstanding at period end (in thousands)	123,331	123,077
Annual regular dividend per share (4)	$0.84	$0.84
Rating / Outlook:
Standard & Poor's	BBB / Stable	BBB / Stable
Moody's	Baa2 / Stable	Baa2 / Stable
Employees	134	134

(1)	As of March 31, 2022, our consolidated office portfolio consisted of 52 properties (exclusive of one 127,000 square foot property that was out of service for redevelopment, 222 South Orange Avenue in Orlando, FL).
(2)
Calculated as square footage associated with commenced leases plus square footage associated with executed but uncommenced leases for vacant spaces at our in-service properties, divided by total rentable in-service square footage, all as of the relevant date, expressed as a percentage. Please refer to page 22 for additional analyses regarding Piedmont's leased percentage.

(3)	Reflects common stock closing price, shares outstanding and outstanding debt as of the end of the reporting period, as appropriate.
(4)	Total of the regular dividends per share for which record dates occurred over the prior four quarters.

Piedmont Office Realty Trust, Inc.
Investor Information

Corporate
5565 Glenridge Connector, Suite 450
Atlanta, Georgia 30342
770.418.8800
www.piedmontreit.com

Executive Management

C. Brent Smith	Robert E. Bowers	George Wells
Chief Executive Officer, President	Chief Financial and Administrative Officer	Chief Operating Officer and
and Director	and Executive Vice President	Executive Vice President

Edward H. Guilbert, III	Christopher A. Kollme	Laura P. Moon	Joseph H. Pangburn
Executive Vice President, Finance,	Executive Vice President,	Chief Accounting Officer and	Executive Vice President,
Assistant Secretary and Treasurer	Investments	Senior Vice President	Southwest Region
Investor Relations Contact

Thomas R. Prescott	Alex Valente	Robert K. Wiberg
Executive Vice President,	Executive Vice President,	Executive Vice President,
Midwest Region and Co-Head of	Southeast Region	Northeast Region and Co-Head of
Development		Development

Board of Directors

Frank C. McDowell	Dale H. Taysom	Kelly H. Barrett	Wesley E. Cantrell
Director, Chair of the Board of Directors, and	Director, Vice Chair of the	Director, Chair of the Audit Committee,	Director and Member of the Governance
Member of the Compensation and Governance	Board of Directors, and Member of the	and Member of the Governance Committee	and Compensation Committees
Committees	Audit and Capital Committees

Glenn G. Cohen	Barbara B. Lang	C. Brent Smith	Jeffery L. Swope
Director, Chair of the Compensation Committee,	Director, Chair of the Governance Committee	Chief Executive Officer, President	Director, Chair of the Capital
and Member of the Audit and Capital	(including ESG), and Member of the	and Director	Committee, and Member of the
Committees	Compensation Committee		Compensation Committee

Transfer Agent	Corporate Counsel	Institutional Analyst Contact	Investor Relations

Computershare	King & Spalding	Phone: 770.418.8592	Phone: 866.354.3485
P.O. Box 30170	1180 Peachtree Street, NE	research.analysts@piedmontreit.com	investor.services@piedmontreit.com
College Station, TX 77842-3170	Atlanta, GA 30309		www.piedmontreit.com
Phone: 866.354.3485	Phone: 404.572.4600

Piedmont Office Realty Trust, Inc.
Earnings Release

Piedmont Office Realty Trust Reports First Quarter 2022 Results

ATLANTA, April 27, 2022--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties located primarily in the Sunbelt, today announced its results for the quarter ended March 31, 2022.

Highlights for the Quarter Ended March 31, 2022:

Financial Results:
•Net income applicable to Piedmont was $60.0 million, or $0.49 per diluted share, for the quarter ended March 31, 2022, as compared to $9.3 million, or $0.08 per diluted share, for the quarter ended March 31, 2021. The results for the first quarter of 2022 include a $50.7 million gain on sale of real estate assets primarily associated with the sale of 225/235 Presidential Way during the first quarter of 2022.
•Core Funds From Operations ("Core FFO") was $0.51 per diluted share for the quarter ended March 31, 2022, a 6% increase compared to $0.48 per diluted share for the quarter ended March 31, 2021.
•Same Store Net Operating Income ("Same Store NOI") increased 5.1% and 2.5% on a cash and accrual basis, respectively, for the quarter ended March 31, 2022 as compared to the quarter ended March 31, 2021.
Leasing:
•The Company completed approximately 552,000 square feet of leasing during the quarter ended March 31, 2022, including approximately 243,000 square feet related to new tenant leasing, which is the largest amount of new tenant leasing that the Company has completed during a quarter since 2018.
•Cash and accrual basis rents on leases executed during the quarter ended March 31, 2022 for space vacant one year or less increased approximately 5% and 13%, respectively.
•The portfolio increased to 87% leased as of March 31, 2022, up from 85.5% as of December 31, 2021.
•The weighted average lease term for the nearly 50 leases executed during the first quarter was approximately 6.6 years.
•The Company had approximately 1,000,000 square feet of executed leases for vacant space yet to commence or under rental abatement as of March 31, 2022.
•The largest lease completed during the quarter was an approximately 164,000 square foot renewal at 750 W. John Carpenter Freeway in Irving, Texas. This renewal addressed Piedmont’s largest 2022 lease expiration with a positive cash roll-up of approximately 10% and leaves only 4.6% of the Company's Annualized Lease Revenue scheduled to expire during the remainder of 2022.
Capital Markets:
•The Company completed the previously announced sale of 225 & 235 Presidential Way in Boston for $129 million and recognized a gain of approximately $49 million which is included in its statement of income for the first quarter of 2022.
•Piedmont also sold Two Pierce Place, the Company's last remaining Chicago-area asset, for $24 million.
•As a result of the above dispositions, approximately 63% of the Company's Annualized Lease Revenue is now generated from its properties located in the Sunbelt.
Balance Sheet:
•In March of 2022, Piedmont received approximately $119 million in proceeds from the payoff of two notes receivable that were outstanding as of December 31, 2021. The proceeds from the notes were used to pay down the Company’s $500 million line of credit to $81 million as of March 31, 2022.
•The Company's net debt-to-Core EBITDA ratio for the first quarter of 2022 was 5.9x on an annualized basis and 5.8x on a trailing twelve month basis.
•The Company has no secured debt and its Debt-to-Gross Assets ratio was 34.6% as of March 31, 2022.

ESG and Operations:
•During the three months ended March 31, 2022, the Company earned the WELL Health-Safety Rating for its entire managed portfolio.
Commenting on first quarter results, Brent Smith, Piedmont's President and Chief Executive Officer, said, "We are extremely encouraged by the continued recovery across our markets contributing to a strong first quarter financial result. Despite companies taking longer than anticipated to return to the workplace, leasing activity was the most robust it’s been in three years and marked the third consecutive quarter Piedmont has achieved pre-pandemic new leasing volumes. Furthermore, leasing transactions continued to reflect positive mark-to-market economics, long-term tenant commitments and continued space absorption across our redeveloped properties. During the first quarter, almost 50 leases were executed totaling over half a million square feet, with about half related to new tenant leases, bolstering our expectation for continued space absorption during 2022."

Second Quarter 2022 Dividend Declaration

On April 27, 2022, the board of directors of Piedmont declared a dividend for the second quarter of 2022 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on May 27, 2022, payable on June 17, 2022.

Guidance for 2022

Based on leasing activity to date, the current volume of leasing tours and transaction pipeline, adjusting for a higher interest rate forecast, and management's expectations for the remainder of the year, the Company is increasing the midpoint of its previously provided guidance by $0.01 for the year ending December 31, 2022 as follows:

	Revised		Previous
(in millions, except per share data)	Low	High	Low	High
Net income	$80	$84	$74	$81
Add:
Depreciation	134	138	136	142
Amortization	83	85	82	85
Deduct:
Gain on sale of real estate assets	(51)	(51)	(48)	(52)
NAREIT FFO and Core FFO applicable to common stock	$246	$256	$244	$256
NAREIT FFO and Core FFO per diluted share	$1.99	$2.07	$1.97	$2.07

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections, including the impacts of completed transactional activity during the first quarter of 2022. The guidance does not include any significant speculative acquisition or disposition activity for the remainder of the year; however, any acquisition and disposition activity is expected to be leverage neutral by year end 2022. Actual results could differ materially from these estimates based on a variety of factors, particularly the timing of any future acquisitions and dispositions, as well as those factors discussed on page 40.

Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to the timing of lease commencements and expirations, abatement periods, repairs and maintenance expenses, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expense, and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Piedmont Office Realty Trust, Inc.
Key Performance Indicators
Unaudited (in thousands except for per share data)

This section of our supplemental report includes non-GAAP financial measures, including, but not limited to, Earnings Before Interest, Taxes, Depreciation, and Amortization for real estate (EBITDAre), Core Earnings Before Interest, Taxes, Depreciation, and Amortization (Core EBITDA), Funds from Operations (FFO), Core Funds from Operations (Core FFO), and Adjusted Funds from Operations (AFFO). Definitions of these non-GAAP measures are provided on page 33 and reconciliations are provided beginning on page 35.

	Three Months Ended
Selected Operating Data	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021

Percent leased (1)	87.0%	85.5%	85.9%	85.9%	86.0%
Percent leased - economic (2)	81.4%	81.5%	81.6%	82.6%	80.6%
Total revenues	$136,149	$138,164	$131,071	$130,218	$129,257
Net income / (loss) applicable to Piedmont	$59,964	-$31,750	$11,306	$9,947	$9,344
Net income / (loss) per share applicable to common stockholders - diluted	$0.49	-$0.26	$0.09	$0.08	$0.08
Core EBITDA	$76,956	$77,130	$74,686	$72,980	$72,938
Core FFO applicable to common stock	$62,863	$63,009	$62,004	$60,353	$60,056
Core FFO per share - diluted	$0.51	$0.51	$0.50	$0.48	$0.48
AFFO applicable to common stock	$38,576	$39,399	$41,213	$41,661	$37,861
Gross regular dividends (3)	$25,899	$26,048	$26,068	$26,068	$26,046
Regular dividends per share (3)	$0.21	$0.21	$0.21	$0.21	$0.21
Same store net operating income - cash basis (4)	5.1%	5.8%	11.6%	4.8%	3.9%
Same store net operating income - accrual basis (4)	2.5%	5.2%	5.0%	4.7%	-1.2%
Rental rate roll up / roll down - cash rents (5)	4.8%	3.0%	10.5%	18.2%	-2.8%
Rental rate roll up / roll down - accrual rents (5)	12.9%	6.9%	16.1%	27.4%	7.0%
Selected Balance Sheet Data
Total real estate assets, net	$3,147,362	$3,245,311	$3,085,457	$3,079,707	$3,061,259
Total assets	$3,699,640	$3,930,665	$3,760,648	$3,758,311	$3,737,874
Total liabilities	$1,869,166	$2,143,242	$1,900,029	$1,885,803	$1,850,529
Ratios & Information for Debt Holders
Core EBITDA margin (6)	56.5%	55.8%	57.0%	56.0%	56.4%
Fixed charge coverage ratio (7)	5.2 x	5.2 x	5.5 x	5.4 x	5.4 x
Average net debt to Core EBITDA - quarterly (8)	5.9 x	6.0 x	5.5 x	5.7 x	5.6 x
Total gross real estate assets	$4,097,332	$4,206,993	$4,012,060	$3,979,955	$3,926,798
Net debt (9)	$1,672,332	$1,881,140	$1,663,718	$1,666,300	$1,658,995

(1)	Please refer to page 22 for additional leased percentage information.
(2)	Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements). Due to variations in rental abatement structures, there will be variability to the economic leased percentage over time as abatements commence and expire.
(3)	Dividends are reflected in the quarter in which the record date occurred.
(4)
Please refer to the two pages starting with page 12 for additional same store net operating income information. The statistic provided for each of the prior quarters is based on the same store property population applicable at the time that the metric was initially reported.

(5)	Please refer to page 23 for additional roll up / roll down analysis information.
(6)	Core EBITDA margin is calculated as Core EBITDA divided by total revenues.
(7)	The fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during any of the periods presented; the Company had capitalized interest of $963,350 for the quarter ended March 31, 2022, $994,675 for the quarter ended December 31, 2021, $1,009,904 for the quarter ended September 30, 2021, $875,804 for the quarter ended June 30, 2021, and $812,649 for the quarter ended March 31, 2021; the Company had no principal amortization for the quarters ended March 31, 2022, December 31, 2021 and September 30, 2021, as its last remaining amortizing loan was repaid during the second quarter of 2021; the Company had principal amortization of $187,087 for the quarter ended June 30, 2021, and $185,368 for the quarter ended March 31, 2021.
(8)	For the purposes of this calculation, we annualize the period's Core EBITDA and use the average daily balance of debt outstanding during the period, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.
(9)	Net debt is calculated as the total principal amount of debt outstanding minus cash and cash equivalents and escrow deposits and restricted cash as of the end of the period.

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)

	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Assets:
Real estate, at cost:
Land assets	$521,789	$529,941	$476,717	$476,717	$476,717
Buildings and improvements	3,351,807	3,374,903	3,259,369	3,203,286	3,170,152
Buildings and improvements, accumulated depreciation	(863,306)	(861,206)	(829,832)	(804,400)	(776,577)
Intangible lease asset	173,017	178,157	148,945	155,002	155,634
Intangible lease asset, accumulated amortization	(86,664)	(83,777)	(80,072)	(79,149)	(72,475)
Construction in progress	50,719	43,406	48,226	67,033	47,498
Real estate assets held for sale, gross	—	80,586	78,803	77,917	76,797
Real estate assets held for sale, accumulated depreciation & amortization	—	(16,699)	(16,699)	(16,699)	(16,487)
Total real estate assets	3,147,362	3,245,311	3,085,457	3,079,707	3,061,259
Cash and cash equivalents	7,211	7,419	8,189	8,122	10,689
Tenant receivables, net of allowance for doubtful accounts	3,095	2,995	8,678	6,530	4,545
Straight line rent receivable	164,776	162,632	159,871	156,912	153,727
Notes receivable	—	118,500	118,500	118,500	118,500
Escrow deposits and restricted cash	1,457	1,441	6,093	1,578	1,741
Prepaid expenses and other assets	21,318	20,485	24,915	29,469	22,647
Goodwill	98,918	98,918	98,918	98,918	98,918
Deferred lease costs, gross	466,234	469,671	437,020	441,488	439,342
Deferred lease costs, accumulated amortization	(210,731)	(205,100)	(195,255)	(191,045)	(181,499)
Other assets held for sale, gross	—	9,389	9,258	9,128	8,941
Other assets held for sale, accumulated amortization	—	(996)	(996)	(996)	(936)
Total assets	$3,699,640	$3,930,665	$3,760,648	$3,758,311	$3,737,874
Liabilities:
Unsecured debt, net of discount	$1,669,553	$1,877,790	$1,665,101	$1,666,570	$1,633,819
Secured debt	—	—	—	—	27,628
Accounts payable, accrued expenses, and accrued capital expenditures	83,609	140,501	127,675	111,562	92,183
Deferred income	79,493	80,686	73,614	70,594	56,638
Intangible lease liabilities, less accumulated amortization	36,077	39,341	26,924	29,761	32,607
Interest rate swaps	434	4,924	6,715	7,316	7,654
Total liabilities	1,869,166	2,143,242	1,900,029	1,885,803	1,850,529
Stockholders' equity:
Common stock	1,233	1,231	1,241	1,241	1,240
Additional paid in capital	3,706,207	3,701,798	3,700,208	3,698,656	3,697,801
Cumulative distributions in excess of earnings	(1,865,016)	(1,899,081)	(1,822,441)	(1,807,679)	(1,791,558)
Other comprehensive loss	(13,573)	(18,154)	(20,036)	(21,368)	(21,813)
Piedmont stockholders' equity	1,828,851	1,785,794	1,858,972	1,870,850	1,885,670
Non-controlling interest	1,623	1,629	1,647	1,658	1,675
Total stockholders' equity	1,830,474	1,787,423	1,860,619	1,872,508	1,887,345
Total liabilities, redeemable common stock and stockholders' equity	$3,699,640	$3,930,665	$3,760,648	$3,758,311	$3,737,874
Common stock outstanding at end of period	123,331	123,077	124,136	124,132	124,029

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Revenues:
Rental income (1)	$109,732	$111,203	$105,592	$105,209	$105,170
Tenant reimbursements (1)	22,180	23,110	21,835	21,758	20,742
Property management fee revenue	651	576	626	536	758
Other property related income	3,586	3,275	3,018	2,715	2,587
	136,149	138,164	131,071	130,218	129,257
Expenses:
Property operating costs	53,622	56,083	51,767	51,658	51,424
Depreciation	31,515	31,952	30,562	29,998	28,103
Amortization	22,252	22,014	20,373	20,693	22,912
Impairment loss on real estate assets (2)	—	41,000	—	—	—
General and administrative	7,595	7,835	6,955	8,211	7,251
	114,984	158,884	109,657	110,560	109,690
Other income / (expense):
Interest expense	(13,898)	(13,917)	(12,450)	(12,345)	(12,580)
Other income / (expense)	2,024	2,882	2,337	2,631	2,356
Gain / (loss) on sale of real estate (2)	50,673	—	—	—	—
Net income / (loss)	59,964	(31,755)	11,301	9,944	9,343
Less: Net (income) / loss applicable to noncontrolling interest	—	5	5	3	1
Net income / (loss) applicable to Piedmont	$59,964	$(31,750)	$11,306	$9,947	$9,344
Weighted average common shares outstanding - diluted	123,510	123,742	124,627	124,704	124,450
Net income / (loss) per share applicable to common stockholders - diluted	$0.49	$(0.26)	$0.09	$0.08	$0.08
Common stock outstanding at end of period	123,331	123,077	124,136	124,132	124,029

(1)	The presentation method used for this line is not in conformance with GAAP. To be in conformance with the current GAAP standard, the Company would need to combine amounts presented on the rental income line with amounts presented on the tenant reimbursements line and present that aggregated figure on one line entitled "rental and tenant reimbursement revenue." The amounts presented on this line were determined based upon the Company's interpretation of the rental charges and billing method provisions in each of the Company's lease documents.
(2)	The gain on sale of real estate reflected in the first quarter of 2022 was primarily related to the sale of 225 and 235 Presidential Way in Woburn, MA. The impairment loss reflected in the fourth quarter of 2021 was related to a reduction in the holding period assumptions for Two Pierce Place in Itasca, IL. Two Pierce Place was subsequently sold in the first quarter of 2022.

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands except for per share data)

	Three Months Ended
	3/31/2022	3/31/2021	Change ($)	Change (%)
Revenues:
Rental income (1)	$109,732	$105,170	$4,562	4.3%
Tenant reimbursements (1)	22,180	20,742	1,438	6.9%
Property management fee revenue	651	758	(107)	(14.1)%
Other property related income	3,586	2,587	999	38.6%
	136,149	129,257	6,892	5.3%
Expenses:
Property operating costs	53,622	51,424	(2,198)	(4.3)%
Depreciation	31,515	28,103	(3,412)	(12.1)%
Amortization	22,252	22,912	660	2.9%
General and administrative	7,595	7,251	(344)	(4.7)%
	114,984	109,690	(5,294)	(4.8)%
Other income / (expense):
Interest expense	(13,898)	(12,580)	(1,318)	(10.5)%
Other income / (expense)	2,024	2,356	(332)	(14.1)%
Gain / (loss) on sale of real estate (2)	50,673	—	50,673	100.0%
Net income / (loss)	59,964	9,343	50,621	541.8%
Less: Net (income) / loss applicable to noncontrolling interest	—	1	(1)	(100.0)%
Net income / (loss) applicable to Piedmont	$59,964	$9,344	$50,620	541.7%
Weighted average common shares outstanding - diluted	123,510	124,450
Net income / (loss) per share applicable to common stockholders - diluted	$0.49	$0.08
Common stock outstanding at end of period	123,331	124,029

(1)	The presentation method used for this line is not in conformance with GAAP. To be in conformance with the current GAAP standard, the Company would need to combine amounts presented on the rental income line with amounts presented on the tenant reimbursements line and present that aggregated figure on one line entitled "rental and tenant reimbursement revenue." The amounts presented on this line were determined based upon the Company's interpretation of the rental charges and billing method provisions in each of the Company's lease documents.
(2)	The gain on sale of real estate for the three months ended March 31, 2022 was primarily related to the sale of 225 and 235 Presidential Way in Woburn, MA.

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands except for per share data)

	Three Months Ended
	3/31/2022	3/31/2021

GAAP net income / (loss) applicable to common stock	$59,964	$9,344
Depreciation (1) (2)	31,332	27,812
Amortization (1)	22,240	22,900
Loss / (gain) on sale of properties	(50,673)	—
NAREIT funds from operations and core funds from operations applicable to common stock	62,863	60,056
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	778	654
Depreciation of non real estate assets	173	282
Straight-line effects of lease revenue (1)	(2,577)	(4,103)
Stock-based compensation adjustments	(552)	1,111
Amortization of lease-related intangibles (1)	(3,162)	(2,792)
Non-incremental capital expenditures (3)
Building/Construction/Development	(3,506)	(12,921)
Tenant Improvements	(11,506)	(3,225)
Leasing Costs	(3,935)	(1,201)
Adjusted funds from operations applicable to common stock	$38,576	$37,861

Weighted average common shares outstanding - diluted	123,510	124,450

Funds from operations per share (diluted)	$0.51	$0.48
Core funds from operations per share (diluted)	$0.51	$0.48
Change period over period	6.3%

Common stock outstanding at end of period	123,331	124,029

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	Excludes depreciation of non real estate assets.
(3)	Non-incremental capital expenditures are defined on page 33.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended
	3/31/2022	3/31/2021
Net income / (loss) applicable to Piedmont	$59,964	$9,344
Net income / (loss) applicable to noncontrolling interest	—	(1)
Interest expense	13,898	12,580
Depreciation (1)	31,505	28,094
Amortization (1)	22,240	22,900
Depreciation and amortization attributable to noncontrolling interests	22	21
(Gain) / loss on sale of properties	(50,673)	—
EBITDAre and Core EBITDA (2)	76,956	72,938
General & administrative expenses	7,595	7,251
Non-cash general reserve for uncollectible accounts (3)	—	412
Management fee revenue (4)	(362)	(390)
Other (income) / expense (1) (5)	(1,808)	(2,141)
Straight-line effects of lease revenue (1)	(2,577)	(4,103)
Straight-line effects of lease revenue attributable to noncontrolling interests	(1)	1
Amortization of lease-related intangibles (1)	(3,162)	(2,792)
Property net operating income (cash basis)	76,641	71,176
Deduct net operating (income) / loss from:
Acquisitions (6)	(2,697)	—
Dispositions (7)	(475)	(1,220)
Other investments (8)	189	154
Same store net operating income (cash basis)	$73,658	$70,110
Change period over period	5.1%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	The Company has historically recognized approximately $2 to $3 million of termination income on an annual basis. Given the size of its asset base and the number of tenants with which it conducts business, Piedmont considers termination income of that magnitude to be a normal part of its operations and a recurring part of its revenue stream; however, the recognition of termination income is typically variable between quarters and throughout any given year and is dependent upon when during the year the Company receives termination notices from tenants. During the three months ended March 31, 2022, Piedmont recognized $0.3 million of termination income, as compared with $2.7 million during the same period in 2021 and $3.0 million during the 2021 calendar year.
(3)	The general reserve is non-cash in nature and, therefore, any changes in the reserve are removed from the calculation of cash basis same store net operating income.
(4)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(5)	Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income.
(6)	Acquisitions include 999 Peachtree Street in Atlanta, GA, purchased on October 22, 2021.
(7)	Dispositions include Two Pierce Place in Itasca, IL, sold on January 25, 2022, and 225 and 235 Presidential Way in Woburn, MA, sold on January 28, 2022.
(8)
Other investments include active out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects. Additional information on our land holdings can be found on page 32. The operating results from 222 South Orange Avenue in Orlando, FL, are included in this line item.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Accrual Basis)
Unaudited (in thousands)

	Three Months Ended
	3/31/2022	3/31/2021
Net income / (loss) applicable to Piedmont	$59,964	$9,344
Net income / (loss) applicable to noncontrolling interest	—	(1)
Interest expense	13,898	12,580
Depreciation (1)	31,505	28,094
Amortization (1)	22,240	22,900
Depreciation and amortization attributable to noncontrolling interests	22	21
(Gain) / loss on sale of properties	(50,673)	—
EBITDAre and Core EBITDA (2)	76,956	72,938
General & administrative expenses	7,595	7,251
Management fee revenue (3)	(362)	(390)
Other (income) / expense (1) (4)	(1,808)	(2,141)
Property net operating income (accrual basis)	82,381	77,658

Deduct net operating (income) / loss from:
Acquisitions (5)	(3,837)	—
Dispositions (6)	(547)	(1,502)
Other investments (7)	247	211
Same store net operating income (accrual basis)	$78,244	$76,367
Change period over period	2.5%	N/A

(1)	Includes our proportionate share of amounts attributable to consolidated properties.
(2)	The Company has historically recognized approximately $2 to $3 million of termination income on an annual basis. Given the size of its asset base and the number of tenants with which it conducts business, Piedmont considers termination income of that magnitude to be a normal part of its operations and a recurring part of its revenue stream; however, the recognition of termination income is typically variable between quarters and throughout any given year and is dependent upon when during the year the Company receives termination notices from tenants. During the three months ended March 31, 2022, Piedmont recognized $0.3 million of termination income, as compared with $2.7 million during the same period in 2021 and $3.0 million during the 2021 calendar year.
(3)	Presented net of related operating expenses incurred to earn the revenue; therefore, the information presented on this line will not tie to the data presented on the income statements.
(4)	Figures presented on this line may not tie back to the relevant sources as some activity is attributable to property operations and is, therefore, presented in property net operating income.
(5)	Acquisitions include 999 Peachtree Street in Atlanta, GA, purchased on October 22, 2021.
(6)	Dispositions include Two Pierce Place in Itasca, IL, sold on January 25, 2022, and 225 and 235 Presidential Way in Woburn, MA, sold on January 28, 2022.
(7)
Other investments include active out-of-service redevelopment and development projects, land, and recently completed redevelopment and development projects. Additional information on our land holdings can be found on page 32. The operating results from 222 South Orange Avenue in Orlando, FL, are included in this line item.

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Financial Components)
Unaudited (in thousands)

	Three Months Ended
	3/31/2022	3/31/2021	Change ($)	Change (%)

Revenue
Cash rental income (1)	$99,221	$96,145	$3,076	3.2%
Tenant reimbursements (2)	21,727	20,140	1,587	7.9%
Straight line effects of lease revenue (3)	2,277	3,821	(1,544)	(40.4)%
Amortization of lease-related intangibles	2,309	2,848	(539)	(18.9)%
Total rents	125,534	122,954	2,580	2.1%

Other property related income (4)	3,488	2,906	582	20.0%
Total revenue	129,022	125,860	3,162	2.5%

Property operating expense (5)	50,993	49,709	(1,284)	(2.6)%

Property other income / (expense)	215	216	(1.0)	(0.5)%

Same store net operating income (accrual)	$78,244	$76,367	$1,877	2.5%

Less:
Straight line effects of lease revenue	(2,277)	(3,821)	1,544	40.4%
Amortization of lease-related intangibles	(2,309)	(2,848)	539	18.9%
Non-cash general reserve for uncollectible accounts	—	412	(412)	(100.0)%

Same store net operating income (cash)	$73,658	$70,110	$3,548	5.1%

(1)	The increase in cash rental income for the three months ended March 31, 2022 as compared to the same period in 2021 was principally due to the burn off of significant rental abatements at several properties in the portfolio, including Enclave Place in Houston, TX, and rental increases on two large leases at 60 Broad Street in New York, NY.
(2)	The increase in tenant reimbursements for the three months ended March 31, 2022 as compared to the same period in 2021 was primarily the result of the expiration of operating expense recovery abatements at Enclave Place in Houston, TX, and 90 Central Street in Boxborough, MA.
(3)	The decrease in straight line effects of lease revenue for the three months ended March 31, 2022 as compared to the same period in 2021 was primarily due to the expiration of the rental abatement periods of several large new and renewal leases in the portfolio.
(4)	The increase in other property related income for the three months ended March 31, 2022 as compared to the same period in 2021 was primarily related to increased transient parking demand across the portfolio as a result of post-pandemic increased business activity.
(5)	The increase in property operating expense for the three months ended March 31, 2022 as compared to the same period in 2021 was primarily associated with increased utility costs as a result of colder than anticipated winter temperatures along with increased janitorial costs as a result of increasing physical office space utilization by tenants across our portfolio.

Piedmont Office Realty Trust, Inc.
Capitalization Analysis
Unaudited (in thousands except for per share data)

	As of	As of
	March 31, 2022	December 31, 2021

Market Capitalization
Common stock price	$17.22	$18.38
Total shares outstanding	123,331	123,077
Equity market capitalization (1)	$2,123,757	$2,262,150
Total debt - principal amount outstanding (excludes premiums, discounts, and deferred financing costs)	$1,681,000	$1,890,000
Total market capitalization (1)	$3,804,757	$4,152,150
Total debt / Total market capitalization (1)	44.2%	45.5%
Ratios & Information for Debt Holders
Total gross assets (2)	$4,860,341	$5,098,443
Total debt / Total gross assets (2)	34.6%	37.1%
Average net debt to Core EBITDA - quarterly (3)	5.9 x	6.0 x
Average net debt to Core EBITDA - trailing twelve months (4)	5.8 x	5.7 x

(1)	Reflects common stock closing price, shares outstanding, and outstanding debt as of the end of the reporting period, as appropriate.
(2)	Total gross assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets and accumulated amortization related to deferred lease costs.
(3)	For the purposes of this calculation, we annualize the Core EBITDA for the quarter and use the average daily balance of debt outstanding during the quarter, less cash and cash equivalents and escrow deposits and restricted cash as of the end of the quarter.
(4)	For the purposes of this calculation, we use the sum of Core EBITDA for the trailing four quarters and the average daily balance of debt outstanding for the trailing four quarters, less the average of cash and cash equivalents and escrow deposits and restricted cash as of the end of each quarter in the trailing four quarter period.

Piedmont Office Realty Trust, Inc.
Debt Summary
As of March 31, 2022
Unaudited ($ in thousands)

Floating Rate & Fixed Rate Debt
Debt (1)	Principal Amount Outstanding		Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Floating Rate	$231,000	(3)	1.38%	29.7 months

Fixed Rate	1,450,000		3.51%	58.0 months

Total	$1,681,000		3.22%	54.1 months

Unsecured & Secured Debt
Debt (1)	Principal Amount Outstanding	Weighted Average Stated Interest Rate (2)	Weighted Average Maturity

Unsecured	$1,681,000	3.22%	54.1 months
Secured	—	—%	N/A

Total	$1,681,000	3.22%	54.1 months

Debt Maturities (4)
Maturity Year	Unsecured Debt - Principal Amount Outstanding (1)	Weighted Average Stated Interest Rate (2)	Percentage of Total

2022	—	N/A	—%
2023	431,000	3.02%	25.6%
2024	400,000	4.45%	23.8%
2025	250,000	2.26%	14.9%
2026	—	N/A	—%
2027 +	600,000	2.95%	35.7%

Total	$1,681,000	3.22%	100.0%

(1)	All of Piedmont's outstanding debt as of March 31, 2022, was unsecured, interest-only debt.
(2)	Weighted average stated interest rate is calculated based upon the principal amounts outstanding.
(3)	The amount of floating rate debt is comprised of the $81 million outstanding balance as of March 31, 2022 on the $500 million unsecured revolving credit facility and $150 million in principal amount of the $250 million unsecured term loan that closed in 2018 that remained unhedged as of March 31, 2022.
(4)	For loans which provide extension options that are conditional solely upon the Company providing proper notice to the loan's administrative agent and the payment of an extension fee, the final extended maturity date is reflected herein.

Piedmont Office Realty Trust, Inc.
Debt Detail
Unaudited ($ in thousands)

Facility (1)	Stated Rate		Maturity	Principal Amount Outstanding as of March 31, 2022

$350.0 Million Unsecured 2013 Senior Notes	3.40%	(2)	6/1/2023	$350,000
$500.0 Million Unsecured Line of Credit (3)	1.36%	(4)	9/29/2023	81,000
$400.0 Million Unsecured 2014 Senior Notes	4.45%	(5)	3/15/2024	400,000
$250.0 Million Unsecured 2018 Term Loan	2.26%	(6)	3/31/2025	250,000
$300.0 Million Unsecured 2020 Senior Notes	3.15%	(7)	8/15/2030	300,000
$300.0 Million Unsecured 2021 Senior Notes	2.75%	(8)	4/1/2032	300,000
Total Debt - Principal Amount Outstanding / Weighted Average Stated Rate (9)	3.22%			$1,681,000
GAAP Accounting Adjustments (10)				(11,447)
Total Debt - GAAP Amount Outstanding				$1,669,553

(1)	All of Piedmont’s outstanding debt as of March 31, 2022, was unsecured, interest-only debt.
(2)	The $350 million unsecured senior notes were offered for sale at 99.601% of the principal amount. The resulting effective cost of the financing is approximately 3.45% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 3.43%.
(3)	All of Piedmont’s outstanding debt as of March 31, 2022, was term debt with the exception of $81 million outstanding on our unsecured revolving credit facility. The $500 million unsecured revolving credit facility has an initial maturity date of September 30, 2022; however, there are two, six-month extension options available under the facility providing for a total extension of up to one year to September 29, 2023. The final extended maturity date is presented on this schedule.
(4)	The interest rate presented for the $500 million unsecured revolving credit facility is the weighted average interest rate for all outstanding draws as of March 31, 2022. Piedmont may select from multiple interest rate options with each draw under the facility, including the prime rate and various length LIBOR locks. The all-in interest rate associated with each LIBOR interest period selection is comprised of the relevant base LIBOR interest rate plus a credit spread (0.90% as of March 31, 2022) based on Piedmont's then current credit rating.
(5)	The $400 million unsecured senior notes were offered for sale at 99.791% of the principal amount. The resulting effective cost of the financing is approximately 4.48% before the consideration of transaction costs and proceeds from interest rate hedges. After the application of proceeds from interest rate hedges, the effective cost of the financing is approximately 4.10%.
(6)	The $250 million unsecured term loan that closed in 2018 has a stated variable interest rate; however, Piedmont entered into $100 million in notional amount of seven-year interest rate swap agreements that effectively fixed the interest rate on $100 million of the term loan (at 3.56% as of March 31, 2022; this rate can change only with a credit rating change for the Company) through the loan's maturity date of March 31, 2025. For the portion of the loan that continues to have a variable interest rate, Piedmont may select from multiple interest rate options, including the prime rate and various length LIBOR locks. The all-in interest rate associated with each LIBOR interest period selection is comprised of the relevant base LIBOR interest rate plus a credit spread (0.95% as of March 31, 2022) based on Piedmont's then current credit rating.
(7)	The $300 million unsecured senior notes were offered for sale at 99.236% of the principal amount. The resulting effective cost of the financing is approximately 3.24% before the consideration of transaction costs and the impact of interest rate hedges. After incorporating the results of the related interest rate hedging activity, the effective cost of the financing is approximately 3.90%.
(8)
The $300 million unsecured senior notes were offered for sale at 99.510% of the principal amount. The resulting effective cost of the financing is approximately 2.80% before the consideration of transaction costs and the impact of interest rate hedges. After incorporating the results of the related interest rate hedging activity, the effective cost of the financing is approximately 2.78%.

(9)	Weighted average is based on the principal amounts outstanding and interest rates at March 31, 2022.
(10)	The GAAP accounting adjustments relate to original issue discounts, third-party fees, and lender fees resulting from the procurement processes for our various debt facilities. The original issue discounts and fees are amortized to interest expense over the contractual term of the related debt.

Piedmont Office Realty Trust, Inc.
Debt Covenant & Ratio Analysis (for Debt Holders)
As of March 31, 2022
Unaudited

		Three Months Ended
Bank Debt Covenant Compliance (1)	Required	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021

Maximum leverage ratio	0.60	0.34	0.38	0.35	0.35	0.36
Minimum fixed charge coverage ratio (2)	1.50	5.30	5.32	5.28	5.15	4.96
Maximum secured indebtedness ratio	0.40	—	—	—	—	0.01
Minimum unencumbered leverage ratio	1.60	2.84	2.49	2.74	2.74	2.72
Minimum unencumbered interest coverage ratio (3)	1.75	5.28	5.36	5.49	5.48	5.44

		Three Months Ended
Bond Covenant Compliance (4)	Required	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021

Total debt to total assets	60% or less	40.9%	43.5%	40.4%	40.8%	41.1%
Secured debt to total assets	40% or less	—%	—%	—%	—%	0.7%
Ratio of consolidated EBITDA to interest expense	1.50 or greater	6.04	6.13	6.11	6.06	5.93
Unencumbered assets to unsecured debt	150% or greater	244%	230%	248%	245%	243%

	Three Months Ended	Twelve Months Ended
Other Debt Coverage Ratios for Debt Holders	March 31, 2022	December 31, 2021

Average net debt to core EBITDA (5)	5.9 x	5.7 x
Fixed charge coverage ratio (6)	5.2 x	5.4 x
Interest coverage ratio (7)	5.2 x	5.4 x

(1)	Bank debt covenant compliance calculations relate to specific calculations detailed in the relevant credit agreements.
(2)	Defined as EBITDA for the trailing four quarters (including the Company's share of EBITDA from unconsolidated interests), excluding one-time or non-recurring gains or losses, less a $0.15 per square foot capital reserve, and excluding the impact of straight line rent leveling adjustments and amortization of intangibles divided by the Company's share of fixed charges, as more particularly described in the credit agreements. This definition of fixed charge coverage ratio as prescribed by our credit agreements is different from the fixed charge coverage ratio definition employed elsewhere within this report.
(3)	Defined as net operating income for the trailing four quarters for unencumbered assets (including the Company's share of net operating income from partially-owned entities and subsidiaries that are deemed to be unencumbered) less a $0.15 per square foot capital reserve divided by the Company's share of interest expense associated with unsecured financings only, as more particularly described in the credit agreements.
(4)	Bond covenant compliance calculations relate to specific calculations prescribed in the relevant debt agreements. Please refer to the Indenture dated May 9, 2013, the Indenture and the First Supplemental Indenture dated March 6, 2014, the Second Supplemental Indenture dated August 12, 2020, and the Third Supplemental Indenture dated September 20, 2021 for detailed information about the calculations.
(5)	For the purposes of this calculation, we use the average daily balance of debt outstanding during the identified period, less the average of cash and cash equivalents and escrow deposits and restricted cash as of the end of each quarter in the relevant period.
(6)	Fixed charge coverage ratio is calculated as Core EBITDA divided by the sum of interest expense, principal amortization, capitalized interest and preferred dividends. The Company had no preferred dividends during the periods ended March 31, 2022 and December 31, 2021. The Company had capitalized interest of $963,350 for the three months ended March 31, 2022 and $3,693,032 for the twelve months ended December 31, 2021. The Company had no principal amortization for the three months ended March 31, 2022, as it repaid its last remaining amortizing loan during the second quarter of 2021; the Company had principal amortization of $372,455 for the twelve months ended December 31, 2021.
(7)	Interest coverage ratio is calculated as Core EBITDA divided by the sum of interest expense and capitalized interest. The Company had capitalized interest of $963,350 for the three months ended March 31, 2022 and $3,693,032 for the twelve months ended December 31, 2021.

Piedmont Office Realty Trust, Inc.
Tenant Diversification (1)
As of March 31, 2022
(in thousands except for number of properties)

Tenant	Credit Rating (2)	Number of Properties	Lease Term Remaining (3)	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Leased Square Footage	Percentage of Leased Square Footage (%)
US Bancorp	A+ / A2	3	1.6	$27,447	5.2	787	5.6
State of New York	AA+ / Aa1	1	15.1	26,863	5.1	502	3.6
Amazon	AA / A1	4	2.7	14,709	2.8	337	2.4
City of New York	AA / Aa2	1	4.2	14,602	2.8	313	2.2
Microsoft	AAA / Aaa	2	9.1	11,759	2.2	322	2.3
Transocean	CCC / Caa3	1	14.1	10,974	2.1	301	2.2
Harvard University	AAA / Aaa	2	10.1	8,867	1.7	129	0.9
VMware, Inc.	BBB- / Baa3	1	5.3	8,115	1.5	215	1.5
Schlumberger Technology	A / A2	1	6.8	7,926	1.5	254	1.8
Gartner	BB+ / Ba2	2	12.3	7,489	1.4	207	1.5
Fiserv	BBB / Baa2	1	5.3	7,211	1.4	195	1.4
Salesforce.com	A+ / A2	1	7.3	7,069	1.3	182	1.3
Epsilon Data Management / subsidiary of Publicis	BBB / Baa2	1	4.3	6,556	1.2	222	1.6
Eversheds Sutherland	No Rating Available	1	4.1	6,473	1.2	180	1.3
Applied Predictive Technologies / subsidiary of MasterCard	A+ / A1	1	6.2	6,370	1.2	133	1.0
International Food Policy Research Institute	No Rating Available	1	7.1	6,154	1.2	102	0.7
Ryan	No Rating Available	1	0.9	6,026	1.1	170	1.2
Cargill	A / A2	1	1.8	5,476	1.0	268	1.9
Bank of America	A- / A2	5	2.3	5,288	1.0	100	0.7
Other			Various	334,112	63.1	9,107	64.9
Total				$529,486	100.0	14,026	100.0

(1)	This schedule presents all tenants contributing 1.0% or more to Annualized Lease Revenue.
(2)	Credit rating may reflect the credit rating of the parent or a guarantor. When available, both the Standard & Poor's credit rating and the Moody's credit rating are provided. The absence of a credit rating for a tenant is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating.
(3)	Weighted average lease term remaining in years weighted by Annualized Lease Revenue.

Piedmont Office Realty Trust, Inc.
Tenant Diversification
As of March 31, 2022

Percentage of Annualized Leased Revenue (%)
March 31, 2022 as compared to December 31, 2021

Piedmont Office Realty Trust, Inc.
Tenant Credit Rating & Lease Distribution Information
As of March 31, 2022

Tenant Credit Rating (1)

Rating Level	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)

AAA / Aaa	$30,093	5.7
AA / Aa	60,933	11.5
A / A	88,851	16.8
BBB / Baa	51,762	9.8
BB / Ba	21,292	4.0
B / B	8,269	1.6
Below	17,720	3.3
Not rated (2)	250,566	47.3
Total	$529,486	100.0

Lease Distribution

Lease Size	Number of Leases	Percentage of Leases (%)	Annualized Lease Revenue (in thousands)	Percentage of Annualized Lease Revenue (%)	Leased Square Footage (in thousands)	Percentage of Leased Square Footage (%)

2,500 or Less	371	37.7	$22,563	4.3	271	1.9
2,501 - 10,000	343	34.9	65,154	12.3	1,756	12.5
10,001 - 20,000	109	11.1	56,108	10.6	1,504	10.7
20,001 - 40,000	87	8.8	89,709	16.9	2,419	17.3
40,001 - 100,000	43	4.4	103,299	19.5	2,630	18.8
Greater than 100,000	30	3.1	192,653	36.4	5,446	38.8
Total	983	100.0	$529,486	100.0	14,026	100.0

(1)	Credit rating may reflect the credit rating of the parent or a guarantor. Where differences exist between the Standard & Poor's credit rating for a tenant and the Moody's credit rating for a tenant, the higher credit rating is selected for this analysis.
(2)	The classification of a tenant as "not rated" is not an indication of the creditworthiness of the tenant; in most cases, the lack of a credit rating reflects that the tenant has not sought such a rating. Included in this category are such tenants as Piper Sandler, Ernst & Young, KPMG, BDO, and RaceTrac Petroleum.

Piedmont Office Realty Trust, Inc.
Leased Percentage Information
(in thousands)

	Three Months Ended			Three Months Ended
	March 31, 2022			March 31, 2021
	Leased Square Footage	Rentable Square Footage	Percent Leased (1)	Leased Square Footage	Rentable Square Footage	Percent Leased (1)
As of December 31, 20xx	14,583	17,051	85.5%	14,260	16,428	86.8%
Leases signed during the period	552			678
Less:
Lease renewals signed during period	(309)			(524)
New leases signed during period for currently occupied space	(20)			(23)
Leases expired during period and other	(174)	—		(254)	6
Subtotal	14,632	17,051	85.8%	14,137	16,434	86.0%
Acquisitions and properties placed in service during period (2)	—	—		—	—
Dispositions and properties taken out of service during period (2)	(606)	(925)		—	—
As of March 31, 20xx	14,026	16,126	87.0%	14,137	16,434	86.0%

Same Store Analysis
Less acquisitions / dispositions after March 31, 2021 and developments / out-of-service redevelopments (2) (3)	(527)	(622)	84.7%	(606)	(925)	65.5%
Same Store Leased Percentage	13,499	15,504	87.1%	13,531	15,509	87.2%

(1)	Calculated as square footage associated with commenced leases as of period end with the addition of square footage associated with uncommenced leases for spaces vacant as of period end at our in-service properties, divided by total rentable in-service square footage as of period end, expressed as a percentage.
(2)	For additional information on acquisitions and dispositions completed during the last year and current developments and out-of-service redevelopments, please refer to pages 31 and 32, respectively.
(3)	Dispositions completed during the previous twelve months are deducted from the previous period data and acquisitions completed during the previous twelve months are deducted from the current period data. Redevelopments that commenced during the previous twelve months that were taken out of service are deducted from the previous period data and developments and redevelopments placed in service during the previous twelve months are deducted from the current period data.

Piedmont Office Realty Trust, Inc.
Rental Rate Roll Up / Roll Down Analysis (1)
(in thousands)

	Three Months Ended
	March 31, 2022
	Square Feet	% of Total Signed During Period	% of Rentable Square Footage	% Change Cash Rents (2)	% Change Accrual Rents (3) (4)

Leases executed for spaces vacant one year or less	270	49.0%	1.7%	4.8%	12.9%
Leases executed for spaces excluded from analysis (5)	282	51.0%

(1)	The populations analyzed for this analysis consist of consolidated leases executed during the relevant period with lease terms of greater than one year. Leases associated with storage spaces, retail spaces, management offices, and newly acquired assets for which there is less than one year of operating history, along with percentage rent leases, are excluded from this analysis.
(2)	For the purposes of this analysis, the last twelve months of cash paying rents of the previous leases are compared to the first twelve months of cash paying rents of the new leases in order to calculate the percentage change.
(3)	For the purposes of this analysis, the accrual basis rents of the previous leases are compared to the accrual basis rents of the new leases in order to calculate the percentage change. For newly signed leases which have variations in accrual basis rents, whether because of known future expansions, contractions, lease expense recovery structure changes, or other similar reasons, the weighted average of such varying accrual basis rents is used for the purposes of this analysis.
(4)	For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.
(5)	Represents leases signed at our consolidated office assets that do not qualify for inclusion in the analysis, primarily because the spaces for which the new leases were signed had been vacant for more than one year.

Piedmont Office Realty Trust, Inc.
Lease Expiration Schedule
As of March 31, 2022
(in thousands)

Expiration Year	Annualized Lease Revenue (1)	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Vacant	$—	—	2,100	13.0
2022 (2)	24,171	4.6	684	4.2
2023 (3)	55,381	10.5	1,655	10.3
2024	58,437	11.0	1,710	10.6
2025	57,503	10.9	1,577	9.8
2026	59,112	11.2	1,590	9.9
2027	53,839	10.2	1,437	8.9
2028	57,202	10.8	1,583	9.8
2029	32,492	6.1	822	5.1
2030	23,182	4.4	629	3.9
2031	7,184	1.3	216	1.3
2032	20,423	3.8	498	3.1
2033	11,088	2.1	229	1.4
2034	13,178	2.5	354	2.2
Thereafter	56,294	10.6	1,042	6.5
Total / Weighted Average	$529,486	100.0	16,126	100.0

Average Lease Term Remaining
3/31/2022	5.9 years
12/31/2021	6.0 years

(1)	Annualized rental income associated with each newly executed lease for currently occupied space is incorporated herein only at the expiration date for the current lease. Annualized rental income associated with each such new lease is removed from the expiry year of the current lease and added to the expiry year of the new lease. These adjustments effectively incorporate known roll ups and roll downs into the expiration schedule.
(2)	Includes leases with an expiration date of March 31, 2022, comprised of approximately 28,000 square feet and Annualized Lease Revenue of $1.0 million.
(3)	Leases and other revenue-producing agreements on a month-to-month basis, comprised of approximately 16,000 square feet and Annualized Lease Revenue of $0.4 million, are assigned a lease expiration date of a year and a day beyond the period end date.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Quarter
As of March 31, 2022
(in thousands)

	Q2 2022 (1)		Q3 2022		Q4 2022		Q1 2023
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)

Atlanta	186	$6,165	61	$1,992	48	$1,687	85	$2,929
Boston	7	325	14	1,442	5	480	103	4,309
Dallas	65	2,108	55	1,952	93	3,054	248	8,908
Minneapolis	—	1	11	410	11	159	389	13,159
New York	4	163	3	159	—	—	—	11
Orlando	3	199	21	770	37	1,177	18	584
Washington, D.C.	12	588	16	666	32	1,659	13	663
Other	—	2	—	—	—	—	—	—
Total / Weighted Average (3)	277	$9,551	181	$7,391	226	$8,216	856	$30,563

(1)
Includes leases with an expiration date of March 31, 2022, comprised of approximately 28,000 square feet and expiring lease revenue of $1.0 million. No such adjustments are made to other periods presented.

(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)	Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on the previous page as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Lease Expirations by Year
As of March 31, 2022
(in thousands)

	12/31/2022 (1)		12/31/2023		12/31/2024		12/31/2025		12/31/2026
Location	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)	Expiring Square Footage	Expiring Lease Revenue (2)
Atlanta	296	$9,844	249	$8,569	323	$10,974	444	$14,439	468	$16,696
Boston	27	2,247	124	5,112	39	2,798	148	5,167	41	1,170
Dallas	212	7,114	457	16,358	230	8,586	447	17,919	342	10,692
Minneapolis	22	570	708	20,583	531	19,123	261	10,124	40	1,441
New York	7	322	3	647	69	3,695	7	367	313	14,614
Orlando	60	2,146	70	2,409	344	7,547	238	7,506	282	9,117
Washington, D.C.	60	2,912	40	2,176	174	8,806	32	2,323	104	5,133
Other	—	3	4	68	—	5	—	—	—	—
Total / Weighted Average (3)	684	$25,158	1,655	$55,922	1,710	$61,534	1,577	$57,845	1,590	$58,863

(1)
Includes leases with an expiration date of March 31, 2022, comprised of approximately 28,000 square feet and expiring lease revenue of $1.0 million. No such adjustments are made to other periods presented.

(2)	Expiring Lease Revenue is calculated as expiring square footage multiplied by the gross rent per square foot of the tenant currently leasing the space.
(3)
Total expiring lease revenue in any given year will not tie to the expiring Annualized Lease Revenue presented on the Lease Expiration Schedule on page 24 as the Lease Expiration Schedule accounts for the revenue effects of newly signed leases. Reflected herein are expiring revenues based on in-place rental rates.

Piedmont Office Realty Trust, Inc.
Contractual Tenant Improvements and Leasing Commissions

	Three Months Ended March 31, 2022	For the Year Ended			2019 to 2022 (Weighted Average Total)
		2021	2020	2019
Total Leasing Transactions
Square feet	551,531	2,247,366	1,103,248	2,730,332	6,632,477
Tenant improvements per square foot per year of lease term (1)	$3.43	$2.78	$4.30	$4.21	$3.69
Leasing commissions per square foot per year of lease term	$2.16	$1.67	$1.89	$1.70	$1.75
Total per square foot per year of lease term	$5.59	$4.45	$6.19	$5.91	$5.44
Less Adjustment for Commitment Expirations (2)
Expired tenant improvements (not paid out) per square foot per year of lease term	$0.00	-$0.20	-$0.40	-$0.05	-$0.13

Adjusted total per square foot per year of lease term	$5.59	$4.25	$5.79	$5.86	$5.31

NOTE:	This information is presented for our consolidated office assets only and excludes activity associated with storage and license spaces.
(1)	For leases under which a tenant may use, at its discretion, a portion of its tenant improvement allowance for expenses other than those related to improvements to its space, an assumption is made that the tenant elects to use any such portion of its tenant improvement allowance for improvements to its space prior to the commencement of its lease, unless the Company is notified otherwise by the tenant. This assumption is made based upon historical usage patterns of tenant improvement allowances by the Company's tenants.
(2)	The Company has historically reported the maximum amount of capital to which it committed in leasing transactions as of the signing of the leases with no subsequent updates for variations and/or changes in tenants' uses of tenant improvement allowances. Many times, tenants do not fully use the allowances provided in their leases or let portions of their tenant improvement allowances expire. In an effort to provide additional clarity on the actual costs of completed leasing transactions, tenant improvement allowances that expired or became no longer available to tenants are disclosed in this section and are deducted from the capital commitments per square foot of leased space in the periods in which they expired in an effort to provide a better estimation of leasing transaction costs over time.

Piedmont Office Realty Trust, Inc.
Geographic Diversification
As of March 31, 2022
($ and square footage in thousands)

Location	Number of Properties	Annualized Lease Revenue	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Leased Square Footage	Percent Leased (%)
Atlanta	10	$118,555	22.4	4,021	24.9	3,474	86.4
Dallas	13	103,466	19.5	3,535	21.9	2,942	83.2
Washington, D.C.	6	66,639	12.6	1,620	10.0	1,305	80.6
Minneapolis	6	63,923	12.1	2,104	13.1	1,891	89.9
Orlando	6	55,744	10.5	1,758	10.9	1,620	92.2
Boston	8	54,180	10.2	1,445	9.0	1,313	90.9
New York	1	48,004	9.1	1,029	6.4	921	89.5
Other	2	18,975	3.6	614	3.8	560	91.2
Total / Weighted Average	52	$529,486	100.0	16,126	100.0	14,026	87.0

Piedmont Office Realty Trust, Inc.
Geographic Diversification by Location Type
As of March 31, 2022
(square footage in thousands)

		CBD				URBAN INFILL / SUBURBAN				TOTAL
Location	State	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)	Number of Properties	Percentage of Annualized Lease Revenue (%)	Rentable Square Footage	Percentage of Rentable Square Footage (%)
Atlanta	GA	1	3.7	622	3.8	9	18.7	3,399	21.1	10	22.4	4,021	24.9
Dallas	TX	—	—	—	—	13	19.5	3,535	21.9	13	19.5	3,535	21.9
Washington, D.C.	DC, VA	3	5.6	722	4.4	3	7.0	898	5.6	6	12.6	1,620	10.0
Minneapolis	MN	1	6.3	937	5.9	5	5.8	1,167	7.2	6	12.1	2,104	13.1
Orlando	FL	4	8.7	1,449	9.0	2	1.8	309	1.9	6	10.5	1,758	10.9
Boston	MA	—	—	—	—	8	10.2	1,445	9.0	8	10.2	1,445	9.0
New York	NY	1	9.1	1,029	6.4	—	—	—	—	1	9.1	1,029	6.4
Other		—	—	—	—	2	3.6	614	3.8	2	3.6	614	3.8
Total / Weighted Average		10	33.4	4,759	29.5	42	66.6	11,367	70.5	52	100.0	16,126	100.0

Piedmont Office Realty Trust, Inc.
Industry Diversification
As of March 31, 2022
($ and square footage in thousands)

				Percentage of
	Number of	Percentage of Total	Annualized Lease	Annualized Lease	Leased Square	Percentage of Leased
Industry	Tenants	Tenants (%)	Revenue	Revenue (%)	Footage	Square Footage (%)
Business Services	90	12.3	$85,549	16.2	2,330	16.6
Engineering, Accounting, Research, Management & Related Services	100	13.7	67,520	12.8	1,750	12.5
Governmental Entity	6	0.8	48,929	9.2	970	6.9
Legal Services	80	10.9	40,721	7.7	1,101	7.8
Depository Institutions	19	2.6	38,515	7.3	1,030	7.3
Real Estate	44	6.0	24,119	4.6	765	5.5
Miscellaneous Retail	10	1.4	21,731	4.1	563	4.0
Oil and Gas Extraction	3	0.4	18,980	3.6	557	4.0
Security & Commodity Brokers, Dealers, Exchanges & Services	50	6.8	17,445	3.3	475	3.4
Health Services	32	4.4	16,243	3.1	426	3.0
Holding and Other Investment Offices	32	4.4	15,067	2.8	400	2.9
Educational Services	6	0.8	11,993	2.3	206	1.5
Insurance Agents, Brokers & Services	20	2.7	11,749	2.2	357	2.5
Membership Organizations	17	2.3	9,950	1.9	199	1.4
Insurance Carriers	15	2.1	9,870	1.9	284	2.0
Other	207	28.4	91,105	17.0	2,613	18.7
Total	731	100.0	$529,486	100.0	14,026	100.0

Piedmont Office Realty Trust, Inc.
Property Investment Activity
As of March 31, 2022
($ and square footage in thousands)

Acquisitions Over Previous Eighteen Months

Property	Market / Submarket	Acquisition Date	Percent Ownership (%)	Year Built	Purchase Price	Rentable Square Footage	Percent Leased at Acquisition (%)
222 South Orange Avenue	Orlando / CBD	10/29/2020	100	1959	$20,000	127	—
999 Peachtree Street	Atlanta / Midtown	10/22/2021	100	1987	223,900	622	77
Galleria Atlanta Land	Atlanta / Northwest	11/19/2021	100	N/A	4,000	N/A	N/A
Total / Weighted Average					$247,900	749	64

Dispositions Over Previous Eighteen Months

Property	Market / Submarket	Disposition Date	Percent Ownership (%)	Year Built	Sale Price	Rentable Square Footage	Percent Leased at Disposition (%)
New Jersey Portfolio (1)	New York / Route 78	10/28/2020	100	Various	$130,000	739	75
Two Pierce Place	Chicago / Northwest	1/25/2022	100	1991	24,000	485	34
225 and 235 Presidential Way	Boston / Route 128	1/28/2022	100	2001 and 2000	129,000	440	100
Total / Weighted Average					$283,000	1,664	70

(1)	The New Jersey Portfolio was comprised of Piedmont's remaining three assets in New Jersey: 200 Bridgewater Crossing and 400 Bridgewater Crossing in Bridgewater, NJ; and 600 Corporate Drive in Lebanon, NJ.

Piedmont Office Realty Trust, Inc.
Other Investments
As of March 31, 2022
($ and square footage in thousands)

Developable Land Parcels

Property	Market / Submarket	Adjacent Piedmont Property	Acres	Real Estate Book Value
Gavitello	Atlanta / Buckhead	The Medici	2.0	$2,618
Glenridge Highlands Three	Atlanta / Central Perimeter	Glenridge Highlands One and Two	3.0	2,015
Galleria Atlanta	Atlanta / Northwest	Galleria 100, 200, 300, 400 and 600	16.3	24,124
State Highway 161	Dallas / Las Colinas	Las Colinas Corporate Center I and II, 161 Corporate Center	4.5	3,320
Royal Lane	Dallas / Las Colinas	6011, 6021 and 6031 Connection Drive	10.6	2,837
John Carpenter Freeway	Dallas / Las Colinas	750 West John Carpenter Freeway	3.5	1,000
Galleria Dallas	Dallas / Lower North Tollway	One Galleria Tower, Two Galleria Tower, Three Galleria Tower	1.9	4,468
TownPark	Orlando / Lake Mary	400 and 500 TownPark	18.9	8,686
Total			60.7	$49,068

Redevelopment

Property	Market / Submarket	Adjacent Piedmont Property	Construction Type	Percent Leased (%)	Square Feet	Current Asset Basis (Accrual)
222 South Orange Avenue (1)	Orlando / CBD	200 South Orange Avenue	Redevelopment	—	127	$22.4 million

(1)
The property was acquired on October 29, 2020 and shares a common lobby and atrium with the Company's 200 South Orange Avenue property. The redevelopment will include an enhanced window line, allowing more light and air into tenant spaces, along with renovations to the lobby, common areas and restrooms.

Piedmont Office Realty Trust, Inc.
Supplemental Definitions

Included below are definitions of various terms used throughout this supplemental report, including definitions of certain non-GAAP financial measures and the reasons why the Company’s management believes these measures provide useful information to investors about the Company’s financial condition and results of operations. Reconciliations of any non-GAAP financial measures defined below are included beginning on page 35.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Annualized Lease Revenue ("ALR"): ALR is calculated by multiplying (i) rental payments (defined as base rent plus operating expense reimbursements, if payable by the tenant on a monthly basis under the terms of a lease that has been executed, but excluding a) rental abatements and b) rental payments related to executed but not commenced leases for space that was covered by an existing lease), by (ii) 12. In instances in which contractual rents or operating expense reimbursements are collected on an annual, semi-annual, or quarterly basis, such amounts are multiplied by a factor of 1, 2, or 4, respectively, to calculate the annualized figure. For leases that have been executed but not commenced relating to un-leased space, ALR is calculated by multiplying (i) the monthly base rental payment (excluding abatements) plus any operating expense reimbursements for the initial month of the lease term, by (ii) 12. Unless stated otherwise, this measure excludes revenues associated with development properties and properties taken out of service for redevelopment, if any.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

EBITDA: EBITDA is defined as net income before interest, taxes, depreciation and amortization.
EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investment in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, along with appropriate adjustments to those reconciling items for joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Gross Assets: Gross Assets is defined as total assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets and accumulated amortization related to deferred lease costs.

Gross Real Estate Assets: Gross Real Estate Assets is defined as total real estate assets with the add-back of accumulated depreciation and accumulated amortization related to real estate assets.
Incremental Capital Expenditures: Incremental Capital Expenditures are defined as capital expenditures of a non-recurring nature that incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives ("Leasing Costs") incurred to lease space that was vacant at acquisition, Leasing Costs for spaces vacant for greater than one year, Leasing Costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building, renovations that change the underlying classification of a building, and deferred building maintenance capital identified at and completed shortly after acquisition are included in this measure.

Non-Incremental Capital Expenditures: Non-Incremental Capital Expenditures are defined as capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure, in addition to other capital expenditures that qualify as Incremental Capital Expenditures, as defined above.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of non-cash general reserve for uncollectible accounts, straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.

Same Store Properties: Same Store Properties is defined as those properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store Properties excludes land assets.

Piedmont Office Realty Trust, Inc.
Research Coverage

Equity Research Coverage

Daniel Ismail, CFA	Anthony Paolone, CFA	David Rodgers, CFA	Michael Lewis, CFA
Green Street Advisors	JP Morgan	Robert W. Baird & Co.	Truist Securities
100 Bayview Circle, Suite 400	383 Madison Avenue	200 Public Square	711 Fifth Avenue, 4th Floor
Newport Beach, CA 92660	32nd Floor	Suite 1650	New York, NY 10022
Phone: (949) 640-8780	New York, NY 10179	Cleveland, OH 44139	Phone: (212) 319-5659
	Phone: (212) 622-6682	Phone: (216) 737-7341

Fixed Income Research Coverage

Mark S. Streeter, CFA
JP Morgan
383 Madison Avenue
3rd Floor
New York, NY 10179
Phone: (212) 834-5086

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations, and Adjusted Funds From Operations Reconciliations
Unaudited (in thousands)

	Three Months Ended
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021

GAAP net income / (loss) applicable to common stock	$59,964	$(31,750)	$11,306	$9,947	$9,344
Depreciation	31,332	31,756	30,336	29,725	27,812
Amortization	22,240	22,003	20,362	20,681	22,900
Impairment loss	—	41,000	—	—	—
Loss / (gain) on sale of properties	(50,673)	—	—	—	—
NAREIT funds from operations and core funds from operations applicable to common stock	62,863	63,009	62,004	60,353	60,056
Adjustments:
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on senior notes	778	781	849	573	654
Depreciation of non real estate assets	173	187	216	264	282
Straight-line effects of lease revenue	(2,577)	(1,939)	(2,122)	(2,402)	(4,103)
Stock-based compensation adjustments	(552)	2,772	1,637	2,404	1,111
Amortization of lease-related intangibles	(3,162)	(3,098)	(2,731)	(2,669)	(2,792)
Non-incremental capital expenditures
Building/Construction/Development	(3,506)	(7,660)	(8,598)	(4,231)	(12,921)
Tenant Improvements	(11,506)	(10,223)	(5,941)	(9,504)	(3,225)
Leasing Costs	(3,935)	(4,430)	(4,101)	(3,127)	(1,201)
Adjusted funds from operations applicable to common stock	$38,576	$39,399	$41,213	$41,661	$37,861

Piedmont Office Realty Trust, Inc.
Same Store Net Operating Income (Cash Basis)
Unaudited (in thousands)

	Three Months Ended
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021

Net income / (loss) applicable to Piedmont	$59,964	$(31,750)	$11,306	$9,947	$9,344
Net income / (loss) applicable to noncontrolling interest	—	(5)	(5)	(3)	(1)
Interest expense	13,898	13,917	12,450	12,345	12,580
Depreciation	31,505	31,943	30,552	29,989	28,094
Amortization	22,240	22,003	20,362	20,681	22,900
Depreciation and amortization attributable to noncontrolling interests	22	22	21	21	21
Impairment loss	—	41,000	—	—	—
(Gain) / loss on sale of properties	(50,673)	—	—	—	—
EBITDAre and Core EBITDA	76,956	77,130	74,686	72,980	72,938
General & administrative expenses	7,595	7,835	6,955	8,211	7,251
Non-cash general reserve for uncollectible accounts	—	(965)	—	—	412
Management fee revenue	(362)	(323)	(309)	(247)	(390)
Other (income) / expense	(1,808)	(2,667)	(2,121)	(2,162)	(2,141)
Straight-line effects of lease revenue	(2,577)	(1,939)	(2,122)	(2,402)	(4,103)
Straight-line effects of lease revenue attributable to noncontrolling interests	(1)	1	1	—	1
Amortization of lease-related intangibles	(3,162)	(3,098)	(2,731)	(2,669)	(2,792)
Property net operating income (cash basis)	76,641	75,974	74,359	73,711	71,176
Deduct net operating (income) / loss from:
Acquisitions	(2,697)	(2,460)	—	—	—
Dispositions	(475)	(1,919)	(2,308)	(2,194)	(1,220)
Other investments	189	217	267	202	154
Same store net operating income (cash basis)	$73,658	$71,812	$72,318	$71,719	$70,110

Piedmont Office Realty Trust, Inc.
In-Service Portfolio Detail (1)
As of March 31, 2022
(in thousands)

Project Name	Energy Star Certification	LEED Certification	BOMA 360 Certification	Percent Ownership	Number of Buildings	Rentable Square Footage Owned	Percent Leased	Commenced Leased Percentage	Economic Leased Percentage (2)

Atlanta
999 Peachtree Street	✓	✓		100.0%	1	622	84.7%	76.5%	75.7%
Galleria	✓		✓	100.0%	5	2,154	83.7%	76.1%	71.8%
Glenridge Highlands	✓	✓	✓	100.0%	2	712	97.6%	97.1%	95.4%
1155 Perimeter Center West	✓	✓	✓	100.0%	1	377	80.6%	79.0%	79.0%
The Medici	✓		✓	100.0%	1	156	93.6%	93.6%	90.4%
Metropolitan Area Subtotal / Weighted Average					10	4,021	86.4%	80.9%	78.0%
Boston
5 Wall Street	✓	✓	✓	100.0%	1	182	100.0%	100.0%	100.0%
Wayside Office Park	✓		✓	100.0%	2	473	100.0%	85.8%	85.8%
25 Burlington Mall Road	✓		✓	100.0%	1	291	85.2%	85.2%	80.4%
One Brattle Square	✓		✓	100.0%	1	96	95.8%	95.8%	95.8%
1414 Massachusetts Avenue	✓		✓	100.0%	1	78	100.0%	100.0%	100.0%
80 & 90 Central Street	✓		✓	100.0%	2	325	73.8%	70.5%	70.5%
Metropolitan Area Subtotal / Weighted Average					8	1,445	90.9%	85.5%	84.5%
Dallas
Galleria Office Towers	✓	✓	✓	100.0%	3	1,437	88.0%	88.0%	87.8%
One Lincoln Park	✓	✓	✓	100.0%	1	262	82.4%	82.4%	66.4%
Park Place on Turtle Creek	✓		✓	100.0%	1	177	83.1%	80.8%	74.0%
6565 North MacArthur Boulevard	✓	✓	✓	100.0%	1	255	82.4%	72.5%	71.0%
750 West John Carpenter Freeway	✓	✓	✓	100.0%	1	307	75.9%	73.9%	73.9%
6011, 6021 & 6031 Connection Drive	✓		✓	100.0%	3	606	92.7%	83.3%	83.3%
Las Colinas Corporate Center	✓		✓	100.0%	3	491	63.1%	62.9%	62.5%
Metropolitan Area Subtotal / Weighted Average					13	3,535	83.2%	80.6%	78.8%
Minneapolis
US Bancorp Center	✓	✓	✓	100.0%	1	937	92.1%	92.1%	90.7%
One & Two Meridian Crossings	✓		✓	100.0%	2	384	94.3%	94.3%	94.3%
Crescent Ridge II	✓	✓	✓	100.0%	1	301	71.8%	71.8%	68.1%
Norman Pointe I	✓		✓	100.0%	1	214	85.0%	85.0%	84.1%
9320 Excelsior Boulevard				100.0%	1	268	100.0%	100.0%	100.0%
Metropolitan Area Subtotal / Weighted Average					6	2,104	89.9%	89.9%	88.6%
New York
60 Broad Street			✓	100.0%	1	1,029	89.5%	89.5%	82.6%
Metropolitan Area Subtotal / Weighted Average					1	1,029	89.5%	89.5%	82.6%

Project Name	Energy Star Certification	LEED Certification	BOMA 360 Certification	Percent Ownership	Number of Buildings	Rentable Square Footage Owned	Percent Leased	Commenced Leased Percentage	Economic Leased Percentage (2)

Orlando
200 South Orange Avenue	✓	✓	✓	100.0%	1	648	82.4%	77.0%	75.9%
CNL Center I & II	✓		✓	99.0%	2	619	96.1%	88.0%	86.8%
501 West Church Street				100.0%	1	182	100.0%	100.0%	100.0%
400 & 500 TownPark Commons	✓	✓	✓	100.0%	2	309	100.0%	98.1%	94.5%
Metropolitan Area Subtotal / Weighted Average					6	1,758	92.2%	87.0%	85.5%
Washington, D.C.
4250 North Fairfax Drive	✓	✓	✓	100.0%	1	308	86.0%	86.0%	86.0%
Arlington Gateway	✓	✓	✓	100.0%	1	329	88.1%	88.1%	88.1%
3100 Clarendon Boulevard	✓	✓	✓	100.0%	1	261	82.8%	80.8%	76.2%
1201 & 1225 Eye Street	✓	✓	✓	(3)	2	496	70.4%	70.4%	66.7%
400 Virginia Avenue	✓		✓	100.0%	1	226	81.9%	81.9%	55.3%
Metropolitan Area Subtotal / Weighted Average					6	1,620	80.6%	80.2%	74.7%
Other
Enclave Place	✓	✓	✓	100.0%	1	301	100.0%	100.0%	100.0%
1430 Enclave Parkway	✓	✓	✓	100.0%	1	313	82.7%	82.7%	82.7%
Metropolitan Area Subtotal / Weighted Average					2	614	91.2%	91.2%	91.2%

Grand Total					52	16,126	87.0%	83.9%	81.4%

(1)	This schedule includes information for Piedmont's in-service portfolio of properties only. Information on investments excluded from this schedule can be found on page 32.
(2)	Economic leased percentage excludes the square footage associated with executed but not commenced leases for currently vacant spaces and the square footage associated with tenants receiving rental abatements (after proportional adjustments for tenants receiving only partial rental abatements).
(3)	Piedmont owns 98.6% of 1201 Eye Street and 98.1% of 1225 Eye Street; however, it is entitled to 100% of the cash flows for each asset pursuant to the terms of each property ownership entity's joint venture agreement.

Piedmont Office Realty Trust, Inc.
Major Leases Not Yet Commenced and Major Abatements

As of March 31, 2022, the Company had approximately 1,000,000 square feet of executed leases for vacant space yet to commence or under rental abatement.

Presented below is a schedule of uncommenced new leases greater than 50,000 square feet and their anticipated commencement dates. Lease renewals are excluded from this schedule.

Tenant	Property	Market	Square Feet Leased	Space Status	Estimated Commencement Date	New / Expansion
Microsoft Corporation	5 & 15 Wayside Road	Boston	154,535	66,892 SF Vacant	Q4 2022 (66,892 SF) Q4 2023 (33,101 SF)	Expansion
Undisclosed Fortune 500 Tenant	6031 Connection Drive	Dallas	55,456	Vacant	Q3 2022	New
Brand Industrial Services	Galleria 600	Atlanta	50,380	Vacant	Q1 2023	New

Presented below is a schedule of leases with abatements of 50,000 square feet or greater that either were under abatement as of March 31, 2022 or will be under abatement within the next twelve months. (1)

Tenant	Property	Market	Abated Square Feet	Lease Commencement Date	Remaining Abatement Schedule	Lease Expiration
District of Columbia Department of General Services	400 Virginia Avenue	Washington, DC	56,042	Q4 2021	Mid-December 2021 through Mid-June 2022	Q4 2032
VMware	1155 Perimeter Center West	Atlanta	159,838	Q1 2022	April, May and July 2022	Q3 2027
Undisclosed Fortune 500 Tenant	6031 Connection Drive	Dallas	55,456	Q3 2022	July 2022 through June 2023	Q2 2035
CVS Caremark	750 West John Carpenter Freeway	Dallas	81,870	Q1 2023	January, February and April 2023	Q4 2028
Brand Industrial Services	Galleria 600	Atlanta	50,380	Q1 2023	March 2023 through February 2024; March 2025	Q3 2034

(1)	The State of New York lease at 60 Broad Street in New York, NY, does not contain any rental abatement provisions. The tenant's space will be reconstructed over a period of up to four years. During the construction period, the tenant will not be required to pay rental charges for certain spaces that are under construction and not usable by the tenant. The amount of space for which the tenant will not be required to pay rent will vary over time and is expected to average approximately 80,000 square feet over the construction time period.

Piedmont Office Realty Trust, Inc.
Supplemental Operating & Financial Data
Risks, Uncertainties and Limitations

Certain statements contained in this supplemental package constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” "estimate," “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this supplemental package include: whether Piedmont will experience continued space absorption in the portfolio during 2022; and the Company's estimated range of Net Income, Depreciation, Amortization, NAREIT FFO/Core FFO and NAREIT FFO/Core FFO per diluted share for the year ending December 31, 2022. These statements are based on beliefs and assumptions of Piedmont’s management, which in turn are based on information available at the time the statements are made.
The following are some of the factors that could cause our actual results and expectations to differ materially from those described in our forward-looking statements: economic, regulatory, socio-economic changes, and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and specifically the markets in which we primarily operate where we have high concentrations of our annualized lease revenue; lease terminations, lease defaults, lease contractions, or changes in the financial condition of our tenants, particularly by one of our large lead tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including regulatory restrictions to which real estate investment trusts ("REITs") are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays, including the potential of supply chain disruptions, and resultant increased costs and risks; our real estate redevelopment and development strategies may not be successful; future acts of terrorism, civil unrest, or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against any of our properties or our tenants; risks related to the occurrence of cyber incidents, or a deficiency in our cybersecurity, which could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships; costs of complying with governmental laws and regulations; uninsured losses or losses in excess of our insurance coverage, and our inability to obtain adequate insurance coverage at a reasonable cost; additional risks and costs associated with directly managing properties occupied by government tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; changes in interest rates and changes in the method pursuant to which the London Interbank Offered Rate ("LIBOR") rates are determined and the planned phasing out of United States dollar LIBOR after June 2023; rising interest rates which could affect our return on investments and/or our ability to finance or refinance properties; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; additional risks and costs associated with inflation and continuing increases in the rate of inflation; uncertainties associated with environmental and other regulatory matters; potential changes in the political environment and reduction in federal and/or state funding of our governmental tenants; changes in the financial condition of our tenants directly or indirectly resulting from geopolitical developments that could negatively affect important supply chains and international trade, the termination or threatened termination of existing international trade agreements, or the implementation of tariffs or retaliatory tariffs on imported or exported goods; the effect of any litigation to which we are, or may become, subject; additional risks and costs associated with owning properties occupied by tenants in particular industries, such as oil and gas, hospitality, travel, co-working, etc., including risks of default during start-up and during economic downturns; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or other tax law changes which may adversely affect our stockholders; the future effectiveness of our internal controls and procedures; actual or threatened public health epidemics or outbreaks, such as the ongoing COVID-19 pandemic, as well as governmental and private measures taken to combat such health crises, could have a material adverse effect on our business operations and financial results; the adequacy of our general reserve related to tenant lease-related assets or the establishment of any other reserve in the future; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s most recent Annual Report on Form 10-K and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this supplemental report. We cannot guarantee the accuracy of any such forward-looking statements contained in this supplemental report, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

PIEDMONT
OFFICE REALTY TRUST

www.piedmontreit.com

Corporate Headquarters
5565 Glenridge Connector, Suite 450
Atlanta, GA 30342
T: 770.418.8800

Institutional Analyst Contact

T: 770.418.8592
E: research.analysts@piedmontreit.com

Investor Relations

T: 866.354.3485
E: investor.services@piedmontreit.com